For Immediate Release

ChyronHego Reports Financial Results for the
Fourth Quarter and Full Year 2013

MELVILLE, NY — March 7, 2014 — ChyronHego Corporation (NASDAQ:  CHYR), a global leader in broadcast graphics creation, playout, and real-time data visualization with a wide variety of products and services for live television, news, and sports production, today announced its financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter and Full Year 2013 Financial Summary

•	Q4 2013 revenues of $14.7 million, an increase of 98% when compared to $7.4 million for the prior year's fourth quarter;
•	Excluding revenues from Hego, with whom the Company merged in May 2013, Q4 revenues increased 23%;
•	Net loss of $3.8 million for the fourth quarter, as compared to a net loss of $20.0 million for the prior year's fourth quarter;
•
Excluding fourth quarter 2013 severance expense and a charge for the change in fair value of the Hego transaction contingent earn-out liability, net income of $0.6 million for the fourth quarter of 2013. This compares to a fourth quarter 2012 net loss of $0.5 million, excluding the $19.5 million valuation allowance for deferred tax assets;

•	Full year 2013 revenues of $47.4 million, an increase of 57% when compared to $30.2 million in 2012;
•	Excluding revenues from Hego, full year 2013 revenues increased 14%;
•	Net loss of $7.8 million for 2013, as compared to a net loss of $22.3 million in 2012;
•
Excluding 2013 severance expense, a charge for the change in fair value of the Hego transaction contingent earn-out liability, transaction costs and other one-time charges, full year net income of $1.7 million. This compares to a 2012 net loss of $2.8 million, excluding the $19.5 million valuation allowance for deferred tax assets.

"We are very happy with the results of the fourth quarter and the full year 2013 as the traditional Chyron business grew the top-line by 23% for the second quarter in a row and the Hego business grew by 27% for full year 2013,” said ChyronHego CEO, Johan Apel.

Mr. Apel added, “We have successfully concluded the merger and our product lines are now fully integrated. At the same time, we have achieved the main targets of the merger to create a company with a more robust business model. We are also very excited about our recent gains in live sports production where our TRACAB Player Tracking System and Paint Sports Telestrator were used during Super Bowl XLVIII and our Lyric PRO graphics platform helped deliver high-quality graphics during the 2014 Olympic Games. Our focus will remain on putting cost-efficient, cutting-edge products on the market to sustain our growth.”

Fourth Quarter 2013 Financial Results

Revenues for the fourth quarter of 2013 increased 98% to $14.7 million as compared to $7.4 million in the fourth quarter of 2012. Of this $7.3 million increase, $1.7 million was from sales of Chyron products and services, a 23% increase over last year's fourth quarter, and $5.6 million was from sales of Hego products and services.

Gross profit margin for the fourth quarter of 2013 was 63%, down from 69% for last year's fourth quarter. A higher percentage of services, which generally carry a lower gross profit margin than products, as a percentage of total revenues, resulted in the lower overall gross profit margin.

Operating expenses for the fourth quarter of 2013 were $13.2 million compared to $5.7 million in the fourth quarter of 2012. Research & development (R&D) expenses were $2.6 million, up 50% from $1.8 million in the fourth quarter 2012, primarily due to the inclusion of $1.2 million of Hego R&D expenses in the fourth quarter of 2013. Sales and marketing (S&M) expenses were $3.6 million, up 24% from $2.9 million in the fourth quarter 2012, primarily due to inclusion of $0.5 million of Hego S&M expenses and $0.6 million in expense from amortization of intangibles from the Hego merger, offset by a $0.4 million decrease in Chyron S&M expenses. General and administrative (G&A) expenses were $3.2 million, an increase of $2.1 million from $1.1 million in the fourth quarter of 2012. The increase was primarily due to inclusion of $1.0 million in Hego G&A expenses, severance expense of $0.5 million and a $0.6 million increase in Chyron G&A expenses. Also included in operating expenses for the fourth quarter of 2013, was a $3.8 million charge for the change in fair value of the Hego transaction contingent earn-out liability.

Net loss for the fourth quarter of 2013 was $3.8 million, or $(0.12) per basic and diluted share, as compared to net loss of $20.0 million, or $(1.17) per basic and diluted share, in the fourth quarter of 2012. Excluding fourth quarter 2013 severance expense of $0.5 million and mark-to-market expense of $3.8 million from revaluation of the contingent earn-out shares related to the Hego merger, the Company would have reported net income of $0.6 million for the fourth quarter of 2013. Excluding the $19.5 million charge for the increase in the valuation allowance for deferred tax assets, the Company would have reported a net loss of $0.5 million for the fourth quarter of 2012.

Full Year 2013 Results

The financial results for the year 2013 include the results of operations for Hego and its subsidiaries from May 22, 2013, the closing date of the merger with Hego, through December 31, 2013.

Revenues for 2013 increased 57% to $47.4 million as compared to $30.2 million for 2012. Of this $17.2 million increase, $4.2 million was from sales of Chyron products and services, a 14% increase over last year, and $13.0 million was from sales of Hego products and services for the period from the merger closing date of May 22, 2013.

Gross profit margin for 2013 was 66%, down from 69% for last year, due to a higher percentage of services in 2013 revenues than the prior year.

Operating expenses for 2013 were $38.8 million compared to $24.7 million in 2012. The increase of $14.1 million resulted from inclusion of $7.0 million in Hego operating expenses, $2.3 million in Hego-merger related expenses, $1.0 million of restructuring expenses, $1.5 million in severance costs and a $4.8 million charge from revaluation of the Hego transaction contingent earn-out liability in 2013, offset by a $2.5 million net decline in other Chyron operating expenses. R&D expenses were $9.2 million, a $1.8 million, or 23%, increase from $7.4 million in 2012, due to inclusion of $2.6 million of Hego R&D expenses offset by a $0.8 million decrease in Chyron R&D expenses. S&M expenses were $13.3 million, a 2% increase from $13.0 million in 2012, due to inclusion of $1.2 million of Hego S&M expenses and $1.4 million in expense from amortization of intangibles from the Hego merger, offset by a $2.3 million net decline in Chyron S&M expenses. G&A expenses were $11.6 million, a $7.4 million increase from $4.2 million in 2012. Included in $11.6 million of G&A expenses for this year were $1.7 million of Hego G&A expenses, $2.3 million of Hego merger-related expenses, $1.5 million of severance expense, and $0.8 million in incentive compensation arrangements. Included in 2013 operating expenses were restructuring expenses of $1.0 million, which was spread among R&D, S&M and G&A operating expenses. Also included in operating expenses for 2013 was a $4.8 million charge for the change in fair value of the Hego transaction contingent earn-out liability.

Net loss in 2013 was $7.8 million, or $(0.31) per basic and diluted share, as compared to net loss of $22.3 million, or $(1.31) per basic and diluted share in 2012. Excluding restructuring charges of $1.0 million, Hego merger-related expenses of $2.3 million, severance expense of $1.5 million and a charge for the change in fair value of the Hego transaction contingent earn-out liability of $4.8 million, the Company would have reported net income of $1.7 million for 2013.  Excluding the charge for the increase in the valuation allowance for deferred tax assets of $19.5 million, the Company would have reported a net loss of $2.8 million for 2012.

Net income (loss) amounts shown herein that are exclusive of restructuring charges, Hego merger-related expenses, severance costs, the charge for the change in fair value of the Hego transaction contingent earn-out liability and the increase in the valuation allowance, are not US generally accepted accounting principles basis net income (loss), and are reported herein solely to disclose the net income (loss) amounts that might have been reported had these costs and expenses not been incurred, as a basis for comparison between periods.  Management believes that disclosing net income (loss) exclusive of such costs and expenses for the fourth quarters and full years 2013 and 2012 provides an alternative basis on which to compare results between the periods and an understanding of earnings that would have resulted in the 2013 and 2012 periods had these costs and expenses not been incurred.

Conference Call and Webcast: Fourth Quarter Financial Results

ChyronHego management will host a conference call on Friday, March 7, 2014, at 10:00 a.m. Eastern Time to review the fourth quarter and year ended December 31, 2013 results. Participants using the telephone should dial 877-303-9145 (U.S. and Canada) or 760-536-5203 (International) and refer to conference code 5773892. Web participants are encouraged to go to http://investor.chyronhego.com (click on Events & Presentations). A replay will be available shortly after the call on http://investor.chyronhego.com.

About ChyronHego
ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout and real-time data visualization with a wide range of products and services for live television, news and sports production. Joining forces in 2013, with over 80 years of combined industry expertise, Chyron and Hego Group offer award-winning solutions — such as the TRACAB™ player tracking system and end-to-end BlueNet™ graphics workflow — under the collective ChyronHego brand. Headquartered in Melville, N.Y., the Company also has offices in the Czech Republic, Denmark, Finland, Germany, Mexico, Norway, Singapore, Slovak Republic, Sweden, and the United Kingdom. For more information on ChyronHego, visit www.chyronhego.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our belief that our business is more balanced and predictable in terms of geographies and products and services; (ii) our belief that as a result of the merger we have an exceptional strong product offering backed up by extensive product development and engineering resources and strong global service and support capability; and, (iii) our belief that we are assuming a normalized level of operating expenses and anticipate that our future results should show growth in operating profitability at current gross profit margin levels. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to integrate the operations of Chyron and Hego successfully and in a timely manner; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NASDAQ requirements that could result in NASDAQ delisting our common stock; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012, Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 which have been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Pages -

CHYRONHEGO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Product revenues	$6,721	$5,250	$27,136	$21,674
Service revenues	7,993	2,164	20,271	8,548
Total revenues	14,714	7,414	47,407	30,222
Gross profit	9,308	5,120	31,111	20,903
Operating expenses:
Selling, general and administrative	6,761	3,931	24,836	17,209
Research and development	2,639	1,761	9,163	7,443
Change in fair value of contingent consideration	3,827	-	4,760	-
Total operating expenses	13,227	5,692	38,759	24,652
Operating loss	(3,919)	(572)	(7,648)	(3,749)
Interest and other income (expense), net	(46)	(8)	(286)	(13)
Loss before taxes	(3,965)	(580)	(7,934)	(3,762)
Income tax (expense) benefit, net	205	(19,439)	134	(18,539)
Net loss	(3,760)	(20,019)	(7,800)	(22,301)
Less: Net income attributable to non-controlling interests	1	-	39	-
Net loss attributable to ChyronHego shareholders	$(3,761)	$(20,019)	$(7,839)	$(22,301)
Net loss per common share attributable to ChyronHego shareholders -
Basic	$(0.12)	$(1.17)	$(0.31)	$(1.31)
Diluted	$(0.12)	$(1.17)	$(0.31)	$(1.31)
Weighted average number of common and
common equivalent shares outstanding:
Basic	30,729	17,111	25,379	16,961
Diluted	30,729	17,111	25,379	16,961

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	December 31,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$5,266	$2,483
Accounts receivable, net	7,781	5,630
Inventories, net	2,816	2,285
Other current assets	2,525	626
Total current assets	18,388	11,024
Goodwill and intangible assets, net	27,916	2,625
Other non-current assets	4,348	1,466
Total assets	$50,652	$15,115
Liabilities and shareholders' equity:
Current liabilities	$17,152	$7,315
Non-current liabilities	18,033	5,819
Total liabilities	35,185	13,134
Shareholders' equity	15,467	1,981
Total liabilities and shareholders' equity	$50,652	$15,115

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Contact:
ChyronHego Investor Relations
Tel: (631) 845-2000, press 6
Email: Investor.Relations@chyronhego.com

Source:  ChyronHego

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